Calculation of Filing Fee Tables
S-8
Adagio Medical Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value per share, 2024 Equity Incentive Plan	Other	3,273,751	$ 1.10	$ 3,601,126.10	0.0001381	$ 497.32
Total Offering Amounts:						$ 3,601,126.10		$ 497.32
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 497.32
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock of Adagio Medical Holdings, Inc. (the "Registrant") that become issuable under the Registrant's 2024 Equity Incentive Plan (the "2024 Plan") by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's common stock, as applicable. The amount registered represents shares of common stock that were added to the shares reserved for future issuance under the 2024 Plan on January 1, 2026, pursuant to an evergreen provision contained in the 2024 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2024 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2025 and continuing through (and including) January 1, 2034, in an amount equal to five percent (5%) of the Shares outstanding on a fully diluted basis on the last day of the immediately preceding fiscal year, except that, before the date of any such increase, the Registrant's board of directors may determine that the increase for such year will be a lesser number of shares. The proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price for the shares of common stock being registered under the 2024 Plan are estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of a per share price of $1.10, which is the average of the high and low selling prices per share of the Registrant's common stock on March 23, 2026 as reported on the Nasdaq Capital Market. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Table 2: Fee Offset Claims and Sources.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources